                                                                        Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Halliburton Company:

We consent to the incorporation by reference in the registration statements (Nos. 33-65772, 333-32731, and 333-74408) on Form S-3 and (Nos. 33-54881, 333-40717, 333-37533, 333-13475, 333-65373, 333-55747, 333-83223, 333-45518, 333-73046, 333-76496, 333-91058, and 333-86080) on Form S-8 of Halliburton Company of our reports dated February 26, 2007, with respect to the consolidated balance sheets of Halliburton Company as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Halliburton Company.

Our reports on the financial statements and financial statement schedules referred to above, refer to a change in the method of accounting for stock-based compensation plans and a change in the method of accounting for defined benefit and other postretirement plans.

/s/ KPMG LLP
Houston, Texas
February 26, 2007